EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact         Chase Kelley, (812) 491-4128, kckelley@vectren.com

FOR IMMEDIATE RELEASE

August 11, 2014

Vectren Corporation Announces the Expiration of the Hart-Scott-Rodino
Waiting Period Relating to the Sale of Its Coal Business

Evansville, Ind. - Vectren Corporation (NYSE:VVC) reported that the required review waiting period expired at midnight on Wednesday, August 6, 2014 under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”). This HSR filing was made in connection with Vectren’s previously announced sale of its wholly owned coal mining subsidiary, Vectren Fuels, to Sunrise Coal, LLC, an Indiana-based wholly owned subsidiary of Hallador Energy Company (NASDAQ: HNRG). This completes another required step in the process to close the transaction. The transaction is proceeding as planned, with closing expected in the third quarter of 2014.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include, primarily, infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

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